UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2010
REGENERX BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15070	52-1253406

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15245 Shady Grove Road, Suite 470, Rockville, MD	20850

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (301) 208-9191
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
1. Adoption of 2010 Equity Incentive Plan
At the 2010 Annual Meeting of Stockholders held on July 14, 2010, the stockholders of RegeneRx Biopharmaceuticals, Inc. (the “Company”), upon the recommendation of the Company’s Board of Directors (the “Board”), approved the adoption of the Company’s 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan provides for the following types of awards: incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards and other stock-based awards. Awards may be granted under the 2010 Plan to the Company’s employees, directors and consultants, but only the Company’s employees may receive incentive stock options. The following is a summary of the material terms of the 2010 Plan:
Share Reserve. Up to 5,000,000 shares of common stock may be issued pursuant to stock awards granted under the 2010 Plan. The shares of common stock subject to stock awards granted under the 2010 Plan that are forfeited back to the Company because of the failure to meet a contingency or condition required to vest will be available for issuance under the 2010 Plan. Any shares that are withheld to satisfy tax requirements or that are used to pay the exercise or purchase price of a stock award may also be issued under the 2010 Plan.
Terms of Options. Stock option grants may be incentive stock options or nonstatutory stock options; however, no more than 5,000,000 shares of common stock may be issued under the 2010 Plan pursuant to the exercise of incentive stock options. The Board determines the terms of a stock option including the exercise price, the form of consideration to be paid on exercise, the vesting schedule, restrictions on transfer and the term. The exercise price of a stock option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant (110% for an incentive stock option if the optionee is a 10% holder). The term of an option will not be longer than ten years (five years if the optionee is a 10% holder) and the option may be subject to restrictions on transfer. Options generally terminate three months after termination of an optionee’s service, or such longer or shorter period as set forth in the option agreement. As set forth in the 2010 Plan, the optionee will generally, subject to the terms of the option agreement, have longer to exercise when termination is due to disability (12 months) or death (18 months). No option may be exercised beyond the expiration of its term.
Terms of Restricted Stock Awards. Each restricted stock award is evidenced by an award agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock awards including the size of the restricted stock award, the price (if any) to be paid by the recipient and the vesting schedule. The restricted stock award may vest based on continued employment. If a participant’s service terminates before the restricted stock is fully vested, all of the unvested shares may be forfeited to, or repurchased by, the Company, as provided for in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards. A restricted stock unit is a right to receive stock or cash equal to the value of a share of stock at the end of a set period. No stock is issued at the time of grant. Each restricted stock unit award is evidenced by an agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock unit award, including the size of the restricted stock unit award, the consideration (if any) to be paid by the recipient, the vesting schedule and the form (stock or cash) in which the award will be settled. When a participant’s service terminates, the unvested portion of the restricted stock unit award will be forfeited unless otherwise provided in the restricted stock unit award agreement.
Terms of Stock Appreciation Rights. A stock appreciation right, or SAR, is the right to receive the appreciation in the fair market value of the Company’s common stock between the date of grant and the exercise date for the number of shares of the Company’s common stock that are exercised. Each SAR is evidenced by an agreement specifying the exercise price, vesting schedule, number of shares granted and the other terms of the SAR. When a SAR is exercised, the holder is entitled to an amount equal to the difference between (a) the fair market value of a share of the Company’s common stock on the date the SAR was granted and (b) the fair market value of a share of the Company’s common stock on the date the SAR is exercised. The Company may pay the amount of the appreciation in cash or shares of the Company’s common stock, a combination of both or in any other form of consideration determined by the Board and set forth in the SAR agreement. SARs generally terminate three months after termination of a holder’s service or as set forth in the SAR agreement.
Terms of Performance Stock Awards. A performance stock award may be granted, may vest, or may be exercised upon achievement of pre-determined performance goals. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained will be determined by the Board or a committee of the Board. The maximum number of shares of the Company’s common stock that may be granted to any participant in a calendar year attributable to performance stock awards under the 2010 Plan shall not exceed 1,000,000 shares of stock. In addition, to the extent permitted by applicable law and the award agreement, the Board (or committee as applicable) may determine that cash may be used in payment of performance stock awards.
Terms of Performance Cash Awards. A performance cash award is a cash award that is paid upon the achievement of performance goals during a performance period. A performance cash award may also require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained will be determined by the Board or a committee of the Board. The Board (or committee as applicable) may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have an election for his or her performance cash award, or such portion thereof as the Board (or committee as applicable) may specify, to be paid in whole or in part in cash or other property. The maximum value that may be granted to any participant in a calendar year attributable to performance cash awards under the 2010 Plan shall not exceed $500,000.

Terms of Other Stock Awards. The Board may grant other incentive awards that are based in whole or in part by reference to the value of the Company’s common stock. Subject to the provisions of the 2010 Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2010 Plan.
Corporate Transactions. In the event of a corporate transaction (as such term is defined in the 2010 Plan), outstanding stock awards under the 2010 Plan may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then the vesting and exercisability provisions of stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective time of the corporate transaction. Notwithstanding the foregoing, if a stock award would terminate if not exercised prior to the effective time of a corporate transaction, the Board, in its sole discretion, may provide that the holder of such stock award may not exercise it but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of the value of the property such holder would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise.
Changes in Control. In the event of a change in control (as such term is defined in the 2010 Plan), the vesting of all outstanding stock awards will be accelerated in full and any repurchase rights held by the Company in respect to such stock awards will lapse.
Suspension or Termination. The Board may suspend or terminate the 2010 Plan at any time. The 2010 Plan is scheduled to terminate on July 13, 2020. No awards may be granted under the 2010 Plan while the 2010 Plan is suspended or after it is terminated.
A copy of the 2010 Plan is included as Exhibit 10.1 to this Form 8-K. This summary is qualified in its entirety by the full text of the 2010 Plan, which is incorporated by reference herein.

2. Equity Awards to Named Executive Officers
On July 14, 2010, the Board approved the grant of stock options to purchase an aggregate of 322,000 shares of the Company’s common stock under its 2010 Plan to its “named executive officers,” as identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as follows:

	Number of Shares	Vesting
	Subject to Option	Commencement
Name	Granted	Date
J.J. Finkelstein	125,000	July 14, 2010
President and Chief Executive Officer

C. Neil Lyons	98,500	July 14, 2010
Chief Financial Officer

David R. Crockford	98,500	July 14, 2010
V.P. Clinical and Regulatory Affairs
All of the above options have a term of seven years and an exercise price of $0.27 per share, which was the closing price of the Company’s common stock quoted on the NYSE Amex stock exchange on July 14, 2010, the date of grant.
The shares subject to the option awards vest in equal annual installments over four years, with 25% of the shares subject to each option award vesting on each anniversary of the vesting commencement date until all shares are fully vested, subject in each case to the officer continuing to be an employee of the Company.
The remaining terms and conditions of the above awards are set forth in the 2010 Plan and the forms of Option Agreement and Stock Option Grant Notice, included as Exhibits 10.1 and 10.2 to this Form 8-K, and are qualified in their entirety by reference thereto.
Item 5.07 Submission of Matters to a Vote of Security Holders.
The Company held its 2010 Annual Meeting of Stockholders on July 14, 2010. On June 1, 2010, the Company filed its definitive proxy statement with the Securities and Exchange Commission that described in detail each of the three proposals submitted to the Company’s stockholders at the meeting. Represented at the meeting, in person or by proxy, were shares representing 54,169,240 votes, or approximately 75.3% of the issued and outstanding shares entitled to vote. The final results for the votes cast with respect to each proposal are set forth below.

Proposal 1: Election of Directors
Our stockholders elected each of the five directors nominated by our Board to serve until the next annual meeting and until their successors are duly elected and qualified. The tabulation of votes on this matter was as follows:

	Shares	Shares
Nominee	Voted For	Withheld
Allan L. Goldstein	33,383,407	869,690
J.J. Finkelstein	33,352,117	900,980
Joseph C. McNay	33,796,011	457,086
Mauro Bove	33,742,642	510,455
L. Thompson Bowles	33,775,024	478,073
There were also 19,916,143 shares as to which brokers indicated that they did not have the authority to vote (“broker non-votes”).
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The Company’s stockholders ratified the selection of Reznick Group, P.C. as independent registered public accounting firm for the fiscal year ending December 31, 2010. The tabulation of votes on this matter was as follows: 52,386,189 votes for, to 1,647,251 votes against, with 135,800 votes abstaining.
Proposal 3: Approval of the Company’s 2010 Equity Incentive Plan
The Company’s stockholders approved the Company’s 2010 Equity Incentive Plan with the tabulation of votes as follows: 32,888,385 votes for, to 1,282,348 votes against, with 82,364 votes abstaining and 19,916,143 broker non-votes.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	RegeneRx Biopharmaceuticals, Inc. 2010 Equity Incentive Plan

10.2	Forms of Stock Option Grant Notice and Option Agreement under 2010 Equity Incentive Plan
* * * * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERX BIOPHARMACEUTICALS, INC.
Date: July 20, 2010
By:	/s/ J.J. Finkelstein
	Name:	J.J. Finkelstein
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	RegeneRx Biopharmaceuticals, Inc. 2010 Equity Incentive Plan

10.2	Forms of Stock Option Grant Notice and Option Agreement under 2010 Equity Incentive Plan